Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

PRICING OF $1,225.0 MILLION TACK-ON OFFERING OF 10.875% SENIOR SECURED NOTES DUE 2032

FRANKLIN, Tenn. (May 21, 2024) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has priced an offering of an additional $1,225.0 million aggregate principal amount of its outstanding 10.875% Senior Secured Notes due 2032 (the “Tack-On Notes”) at an issue price of 102.000%, plus accrued and unpaid interest from December 22, 2023 to the closing date (the “Notes Offering”). This represents an increase of $100.0 million in aggregate principal amount in the offering size of the Tack-On Notes. The Tack-On Notes will be part of the same series as, and rank equally with, the Issuer’s 10.875% Senior Secured Notes due 2032 issued in December 2023. After giving effect to this offering, the Issuer will have $2,225.0 million aggregate principal amount of outstanding 10.875% Senior Secured Notes due 2032. The sale of the Tack-On Notes is expected to be consummated on or about June 5, 2024, subject to customary closing conditions.

The Issuer intends to use the net proceeds of the Notes Offering to redeem all of its outstanding 8.000% Senior Secured Notes due 2026 (the “2026 Notes”) at par plus accrued and unpaid interest to, but excluding the redemption date, to fund $100 million of repurchases of the Issuer’s other outstanding notes, to pay related fees and expenses and for general corporate purposes, which may include the repayment of a portion of our ABL Facility. This press release shall not constitute a notice of redemption for the 2026 Notes.

The Tack-On Notes are being offered in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Tack-On Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Tack-On Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts:	Media Contact:

Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

-END-